Exhibit 10.23

                              COAL SUPPLY AGREEMENT



     THIS COAL SUPPLY AGREEMENT ("Agreement") is entered into effective the 1st day of January, 2004 between Vectren Fuels, Inc., an Indiana corporation ("Seller"), whose principal business address is 20 N.W. Fourth Street, Evansville, Indiana 47708, and Vectren Energy Delivery of Indiana, Inc. a/k/a Southern Indiana Gas and Electric Company ("Buyer"), whose principal business address is 20 N.W. Fourth Street, Evansville, Indiana 47708.

                                WITNESSETH, That:

     WHEREAS, Buyer desires to secure to the extent of the quantities and for the period hereinafter stated, a supply of bituminous coal or synfuel of the quality hereinafter set forth, for use in its Warrick Unit 4 generating plant ("Plant"); and

     WHEREAS, Seller represents that it is experienced in the commercial production and preparation of coal and that it owns, has leased, or controls the hereinafter mentioned reserves of bituminous coal which are assigned to its Prosperity Mine located near Hazelton, Indiana (in Gibson County) ("Seller's Mine" or "Mine"), with the quality and characteristics hereinafter set forth; and

     WHEREAS, Seller desires to sell coal or synfuel to Buyer and Buyer desires to buy coal or synfuel from Seller, upon the terms and conditions hereinafter set forth.

     NOW THEREFORE, in consideration of the mutual covenants contained herein, Seller agrees to sell and deliver coal or synfuel to Buyer and Buyer agrees to purchase and accept delivery of coal or synfuel from Seller, pursuant to the terms and conditions set forth as follows:


                                    ARTICLE I
                         AGREEMENT OF SALE AND PURCHASE

     1.1 Sale and Purchase; Source of Coal. Seller agrees to sell and Buyer agrees to purchase, the quantity and quality of coal or synfuel (hereinafter collectively referred to as "coal") specified herein, on the terms and subject to the conditions hereinafter set forth. The source of coal to be supplied under this Agreement shall be the Seller's Mine. Alternate Source Coal (as defined hereinafter) may be supplied by Seller, subject to the provisions of Section 6.5 of this Agreement.

     1.2 Dedication of Reserves. Seller represents that it owns, or has leased, and will dedicate and set aside for this Agreement, such quality and quantity of coal reserves in Seller's Mine, as are required for full performance of Seller's obligations hereunder. Seller represents and warrants that it has the legal right to mine and sell such coal reserves. Seller will not sell, nor contract to sell to others, coal from said reserves in such quantity as to jeopardize Seller's ability to deliver the total quantity of coal Seller is obligated to deliver to Buyer under this Agreement.

     1.3 Title and Risk of Loss. The sale of coal under this Agreement shall occur, and ownership and risk of loss shall pass from Seller to Buyer, upon delivery of the coal at the Plant.

                                   ARTICLE II
                                      TERM

     2.1 Term. The term of this Agreement shall commence on January 1, 2004, and shall continue until and including December 31, 2004 (the "Term"). No suspension of an obligation under this Agreement by reason of Force Majeure shall extend the Term of this Agreement, except upon mutual agreement of Seller and Buyer.

                                   ARTICLE III
                               QUANTITY AND OPTION

     3.1 Quantity. Seller shall sell and deliver, and Buyer shall purchase and accept delivery of, coal at the Plant in the amount of 25,000 tons per month during each month of the Term of this Agreement. Buyer may adjust the tonnage to be delivered in any month to any amount within a range from 22,500 to 27,500 tons with fifteen (15) days' advance notice to Seller. Unless otherwise agreed by Buyer at least twenty-four (24) hours in advance, no daily delivery of coal shall exceed 1,500 tons.

     3.2 Option Quantity. If Seller is able to produce more than 25,000 tons of coal per month at Seller's Mine that meets the quality specifications set forth on Exhibit A, Buyer shall have the option, but not the obligation, to purchase all, or a portion of, such additional production at the pricing, terms and conditions set forth in this Agreement. In order to permit Buyer to effectively exercise such option, Seller shall provide reasonable prior notice of any such anticipated additional production.

                                   ARTICLE IV
                   PRICE AND ADJUSTMENT; INVOICING AND PAYMENT

     4.1 Price. Effective January 1, 2004, the price of coal shall be $23.20 per ton plus $5.30 per ton for transportation charges to deliver the coal to the Plant. The transportation charges specified herein shall be adjusted on a monthly basis to adjust for fluctuations in the price of diesel fuel. The adjustments made by Seller shall be identical to the adjustments made by Seller's contract carrier under the contract carrier's Coal Hauling Contract with Seller.

     4.2 Invoicing. Seller shall invoice Buyer semi-monthly. Invoices, without backup data, shall be telecopied to Buyer promptly after the last shipment of the pertinent semi-monthly period and promptly thereafter the original invoice shall be mailed along with appropriate backup data. As used herein, "semi-monthly period" means the first fifteen (15) days of a calendar month or the days remaining in a calendar month following the 15th day of the month.

     4.3 Payment. Buyer shall mail payment within fifteen (15) days following Buyer's receipt of Seller's semi-monthly invoices. In the event that Buyer does not mail payment in accordance with the terms of this Agreement, then delinquent payments shall bear interest at the prime rate of interest reported in the "Money Rates" section of "The Wall Street Journal" (the "Prime Rate"), as of the first day of any such delinquency.

     4.4 Errors or Omissions. In the event that any Seller's invoice can be demonstrated by Buyer to contain a material error or omission which unavoidably delays Buyer's ability to process payment of such invoice in a timely manner, Seller shall extend the payment due date for the portion of the invoiced amount which is affected, by the same number of days (from the time Buyer first notified Seller of the error or omission) as it takes Seller to provide the corrected or additional data required by Buyer.

     4.5 Disputed Amount. If Buyer disagrees with the amount of any invoice for reasonable cause, Buyer shall promptly notify Seller by facsimile transmission, followed promptly by written confirmation which shall set forth the basis for such disagreement, so that the dispute may be resolved before the payment due date. If any portion of an invoice is not reconciled prior to the payment due date, the undisputed amount shall be paid when due and the disputed portion shall be held in abeyance until the dispute is resolved. Buyer may, at its option, pay the disputed portion of any invoice without thereby waiving its right to contest such disputed portion of the invoice. Upon final resolution of the dispute, any adjustment due either Buyer or Seller shall bear interest at the Prime Rate in effect as of the date upon which Buyer notifies Seller of the existence of a dispute.

                                    ARTICLE V
                                     QUALITY

     5.1 Quality; Specifications. The coal supplied under this Agreement shall meet the quality specifications set forth on Exhibit A on an "as received" basis. If Moisture %, Ash % or SO2 lb/mmbtu monthly weighted averages specified in Exhibit A are not met for any reason, the Buyer shall impose penalties on the Seller as outlined in Exhibit B. If the Seller is able to exceed these same monthly weighted averages, the Buyer shall pay a premium to the Seller as indicated in Exhibit B. The term "as received" for purposes of this Agreement shall have that meaning defined in specifications promulgated by the American Society for Testing and Materials. The coal supplied under this Agreement shall be washed, crushed to two (2) inch maximum top size, and shall be substantially free of impurities, such as bone, slate, rock, wood, tramp metal, and mine debris. In the event that the coal supplied hereunder contains non-authorized components, Seller shall indemnify, defend and hold harmless Buyer from and against any and all claims, liabilities, damages, fines, penalties, costs and expenses, including reasonable attorney fees, that Buyer may incur as a result of any non-conforming coal delivered hereunder. Such indemnification shall include, but shall not be limited to, any costs, fines and penalties associated with environmental remediation incurred by Buyer.

     Seller recognizes that Buyer must comply with applicable state and federal environmental regulations, including sulfur and particulate standards, and that Buyer is required to receive a substantially uniform coal quality on a day-to-day basis in order to comply with such regulations. Seller agrees to carefully utilize proper mining techniques and procedures, and to properly maintain and operate the preparation plant at the Mine, so as to minimize day-to-day deviations in quality.

     5.2 Weights. The weight of the coal delivered hereunder shall be determined by Buyer on the basis of certified scales maintained at the Plant. Empty and full truckload weights shall be ascertained for each truckload delivery of coal. Buyer shall furnish to Seller the weight of each shipment of coal to be received by Buyer within twenty-four (24) hours after delivery to the Plant.

     5.3 Sampling and Analysis. Each daily shipment of coal shall be sampled and analyzed within twenty-four (24) hours of delivery to the Plant. Such analysis of the coal designated for delivery to Buyer shall be undertaken as a "quick analysis" by an independent laboratory acceptable to Buyer. Seller shall furnish the results of such analysis by facsimile transmission to the Warrick Power Plant at (812) 491-4701, within twenty-four (24) hours of delivery to the Plant. Such analyses shall govern for the purposes of determining compliance with the quality specifications required under this Agreement, except as otherwise provided herein below:

     A. All sampling and analysis shall meet ASTM Standards. Seller shall retain sample splits at Seller's Mine for a period of ninety (90) days. Upon Buyer's request, the retained sample split shall be sent to an independent laboratory for analysis and the results of such analysis shall govern as to the quality of the coal shipment as to which such sample pertains.

     B. Sampling and analysis shall be performed on not greater than 1,500-ton batches.

     C. If it is determined that samples have been obtained incorrectly, Seller and Buyer shall attempt to determine the effect, if any, on quality determinations as the same may apply to the price for coal paid by Buyer with respect to samples previously used by Buyer and Seller in their analyses. If required, a reasonable adjustment shall be made in amounts invoiced and payments made to compensate for any differences in the gross calorific value of coal tested versus that of the coal which should have been tested. If it is determined that sample analyses are in error, whether due to improper preparation of samples to be analyzed, faulty analytical equipment, or faulty laboratory methods, an appropriate adjustment shall be made in amounts invoiced and payments made to correct for errors in gross calorific values determined by the sample analyses. However, no adjustment hereunder shall be retroactive for a period in excess of ninety (90) days prior to either (i) the date that either party first questioned in writing the correctness of the sampling procedures or the accuracy of the sample analyses, or (ii) the date that the inaccuracy was first determined, whichever was the earlier date.

     D. Coal not complying with the quality specifications set forth herein will not be accepted by Buyer unless authorized prior to shipment. At the option of the Buyer, acceptance of non-conforming coal may be conditioned upon reductions in price which shall be agreed upon in writing prior to delivery of any such non-conforming coal.

     5.4 Limitation of Seller's Warranties. Seller agrees to fully meet Buyer's specifications for all coal provided pursuant to this Agreement. Provided that Seller strictly complies with Buyer's specifications, then Buyer agrees that Seller makes no other warranty, express or implied, including, but not limited to, warranties of merchantability or of fitness for a particular purpose.

     5.5 Buyer's Extraordinary Termination Rights. If Buyer is suffering damages at the Plant from (a) unit derating; (b) increased forced outage rates; or (c) other abnormal operating conditions, due to characteristics of the coal supplied by Seller, although the coal supplied by Seller hereunder may be meeting the quality specifications set forth in Exhibit A, Buyer shall notify Seller of the nature of the operating problem, and the specific coal characteristic(s) that is
(are) causing such problem. Buyer and Seller shall promptly undertake good faith efforts to determine if there are practical methods to eliminate or substantially mitigate any such problem and, with mutual agreement by Buyer and Seller, shall take appropriate corrective action. If, after a period of one (1) month from the date Buyer notifies Seller of a problem with burning the coal of the quality being supplied, the parties have not reached agreement and executed a document defining a mutually acceptable way to eliminate or mitigate such problem, which agreement and execution shall not be unreasonably withheld, Buyer shall have the option of terminating this Agreement by giving written notice to Seller, with such termination to be effective one (1) month after the giving of such notice.


                                   ARTICLE VI
                                    DELIVERY

     6.1 Deliveries. Coal conforming to Buyer's specifications shall be supplied to Buyer at the Plant. Truck delivery will normally be between the hours of 6:00 A.M. and 6:00 P.M., Monday thru Friday, except during periods when the Plant is closed due to scheduled vacations, holidays, or periods of Force Majeure, unless special restricted or extended hours are mutually agreeable to Buyer and Seller. Seller shall obtain all applicable tariffs or transportation contracts for the truck movement of coal hereunder. Buyer shall pay all transportation costs per the terms specified in this Agreement, and Seller shall bear all risk of loss until the coal is delivered to the Plant.

     6.2 Rejection. Buyer shall have the right to reject coal which does not conform to the specifications set forth in Exhibit A, on a per shipment basis. A "shipment" is the quantity of coal delivered to Buyer on a given day, upon which ASTM sampling and analysis have been performed. A shipment shall not exceed 1,500 tons, unless Buyer shall agree to the delivery of quantities in excess thereof. Any shipments rejected by Buyer shall be returned to Seller, at Seller's expense, and shall be credited against Buyer's purchase requirements hereunder.

     6.3 Redirection of Deliveries. Buyer shall have the right to redirect the delivery of coal purchased under this Agreement to any destination other than to the Plant, so long as Buyer agrees to reimburse Seller for any additional transportation or handling costs incurred by Seller to effectuate such redirected deliveries.

     6.4 Failure of Seller's Trucks to Perform. In the event that any person retained by Seller to deliver coal to the Plant fails to provide adequate equipment and drivers to deliver coal purchased under this Agreement, and such failure to perform shall continue for a period of thirty (30) days, Buyer may arrange for an alternate trucker to provide trucking services to make-up shortfall tonnage caused by Seller's contracted trucker's failure to perform. Seller shall reimburse Buyer for trucking costs incurred to deliver such shortfall tonnage so long as the cost per ton incurred by Buyer's alternative trucker does not exceed the price paid to Seller's contracted trucker.

     6.5 Alternate Supply Source. The source of coal subject to this Agreement shall be Seller's Mine. Seller, with Buyer's prior written approval, may deliver to Buyer coal conforming to the specifications set forth in Exhibit A, from an alternate source ("Alternate Source Coal"). Buyer shall retain the right to revoke such approval at Buyer's discretion upon providing Seller with seven (7) days' prior written notification. The Alternate Source Coal will be delivered to the Plant at the same delivered cost per million BTU as the delivered cost per million BTU of coal from Seller's Mine, unless otherwise mutually agreed. Delivered cost from the Alternate Source Coal shall be computed on the actual monthly weighted average BTU per pound of the coal supplied from the Alternate Source Coal.

                                   ARTICLE VII
                         MINING FACILITIES AND PRACTICES

     7.1 Seller's Warranty. Seller shall maintain at the Mine, efficient machinery, equipment, and other facilities required to produce, prepare, supply and deliver the quality and quantity of coal contemplated by this Agreement. Seller further agrees to operate and maintain the machinery, equipment and facilities at the Mine in accordance with good mining practices so as to efficiently produce, prepare and deliver the coal. In addition, Seller shall conduct all operations at the Mine in compliance with any and all applicable federal, state and local laws, rules and regulations, and Seller shall observe and perform all terms and provisions of any contract or agreement with third parties relative to the recovery and sale of coal from the reserves dedicated to this Agreement.

                                  ARTICLE VIII
                                  FORCE MAJEURE

     8.1. Definition. The term "Force Majeure", as used herein, shall mean any causes beyond the control of the party affected thereby, such as acts of God; acts of the public enemy; insurrections; riots; strikes; labor disputes; fires; explosions; floods; breakdown of or damage to plants, equipment, or facilities through no fault, error or omission of the party asserting Force Majeure; accidents of navigation; interruptions to transportation; embargoes; orders or acts of military or civil authority (executive, judicial, or legislative), including, but not limited to, any regulation, direction, order, or request (whether valid or invalid) made by any governmental authority or person acting therefor, which is complied with in good faith; or other such causes of a similar or dissimilar nature which wholly or partly prevent the mining, delivering, and/or loading of the coal by Seller, or the receiving, transporting and/or delivering of the coal by the carrier of the coal, or the accepting, utilizing and/or unloading of the coal by Buyer. The doctrine of ejusdem generis shall not be applied to exclude any event dissimilar to the enumerated events, but which is beyond the control of a party.

     8.2 Excuse of Performance. If, because of Force Majeure, either party hereto is reasonably prevented from performing its obligations under this Agreement, or Buyer is reasonably prevented from receiving or utilizing that coal at the Plant, and if such party promptly gives to the other party notice of the Force Majeure, the obligations of the party giving such notice shall be excused as of the commencement of the Force Majeure event to the extent affected by the Force Majeure and its continuance, provided the effect of such Force Majeure is eliminated insofar as possible with all reasonable dispatch. Any deficiencies in deliveries of coal hereunder, which are excused by Force Majeure, shall not be made up except by mutual written consent of the parties. Nothing herein shall be construed as requiring either party to settle any labor dispute or as requiring Buyer to treat or alter the characteristics of the coal or blend the coal with any other fuel including other coal, or to make any modifications to the Plant to utilize such coal, or to change Seller's then existing arrangements for transportation.

     8.3 Notice. Notice of a Force Majeure event must be confirmed in writing within fifteen (15) days of the commencement of the Force Majeure event, and shall specify the nature of the event and include a good-faith estimate of the period of time for which, and the degree to which, performance will be affected. During the estimated period of time, the other party may make other arrangements to sell or purchase the estimated quantity of coal so affected for the estimated time period.

     8.4 Allocation in Event of Reduced Capability. If Force Majeure occurs and results in, or is projected to result in, (i) a reduction or limitation of Seller's ability to supply coal from Seller's Mine or (ii) the inability of Buyer to accept or utilize coal at the Plant, then in the case of Seller, Seller shall allocate available supplies of coal from Seller's Mine on a pro-rata basis among its customers, or others as required by law, to the extent that its contracts with other customers give Seller the right to reduce its supply obligations as a result of the Force Majeure. In the case of Buyer, it will spread its reduced ability to accept or utilize coal at the Plant among all its suppliers to the Plant, committed at the time the Force Majeure occurred, on a pro-rata basis to the extent that its contracts with other suppliers give Buyer the right to reduce purchase obligations as a result of the Force Majeure. Any such allocation shall be determined on the basis of the number of tons of coal which Seller is obligated to deliver to its committed customers or Buyer is obligated to receive from its committed suppliers at the time the Force Majeure occurred.


                                   ARTICLE IX
               RIGHT TO TERMINATE AGREEMENT; SPECIFIC PERFORMANCE

     9.1 Non-Exclusive Remedy. The rights of one party or the other, or of both, to terminate this Agreement without liability, which are specifically stated in this Article and other parts of this Agreement, are not exclusive, but are in addition to any other rights recognized at law or in equity which may accrue to one party or the other by reason of circumstances and conditions not dealt with in these specific provisions.

     9.2 Force Majeure. If a Force Majeure event prevents the delivery or purchase of more than fifty percent (50%) of the minimum tons of coal to be supplied or received during a one (1) month period or longer, then the party not suffering the Force Majeure, may, on fifteen (15) days written notice terminate this Agreement; provided, that if the event of Force Majeure on which the right of termination was based is eliminated prior to the effective date of termination, the termination right is voided.

     9.3 Change in Regulations. In the event that Buyer determines that it either is or will be at a future date unable to burn the coal supplied under this Agreement due to the quality of the coal and legally imposed regulations, Buyer shall promptly notify Seller in writing. The parties agree to make a good-faith effort to resolve the problem in a manner to allow Buyer to continue using Seller's coal. If after thirty (30) days the parties have not reached agreement on a mutually acceptable solution, then Buyer shall have the right by written notice given as early as possible to terminate this Agreement on the future date after which it cannot legally burn coal from Seller's Mine. Nothing herein shall be construed as requiring Buyer to incur any significant added expense or significant capital investment to (i) treat or alter the characteristics of the coal, (ii) blend the coal with any other fuel including other coal, or (iii) make any modifications to the Plant to utilize Seller's coal.

     9.4 Default. Subject to the provisions of Article XX, in the event of the failure of either party to comply with any material obligation of this Agreement, either party shall have the right to terminate this Agreement at any time by giving to the other fifteen (15) days' notice in writing of its intention to so terminate, specifying in reasonable detail the nature of the default. At the expiration of said fifteen (15) days, unless the party in default shall have cured such default, the party not in default shall have the right at its election to terminate this Agreement forthwith. Such right to terminate shall be in addition to any other remedies at law or equity that the non-defaulting party may have against the defaulting party.

     9.5 Specific Performance. It is expressly recognized and understood between the parties that prompt and full deliveries by the Seller in accordance with this Agreement are essential to Buyer. Therefore, the parties agree that in addition to, and not in limitation of, any and all other remedies to which Buyer may be entitled by law, Buyer shall have the right to require specific performance of this Agreement by the Seller, and Buyer shall have the right, if necessary, to enter any appropriate judicial forum and, without bond or other security, to obtain injunctions or other appropriate remedies against Seller to prevent deliveries of any coal by the Seller to any third parties while Seller is in default of or threatens default in the delivery of coal in quantities and of a quality conforming to the specifications provided in this Agreement.


                                    ARTICLE X
                                 INDEMNIFICATION

     10.1 Scope. The Seller agrees to indemnify, defend and hold harmless the Buyer, its affiliates, and their agents and employees from any claims, demands, loss, cost, damages, expense or liability of any kind or nature, including attorneys' fees, resulting from the performance of this Agreement or arising in any manner from any product supplied or activity required by this Agreement, unless such claim, demand, loss, cost, damage, or liability arises from the sole negligence or intentional misconduct of the Buyer.

     10.2 Effect of Release. If the Seller obtains a release from any person for damages resulting from the performance of this Agreement, it shall not affect the Buyer's rights nor the Seller's obligations herein.



     10.3 Notice. The Seller agrees to immediately notify the Buyer in the event any accident, injury, or damage occurs during the course of performance of this Agreement, or in the event that anyone makes any claim for damages alleged to have resulted from the performance or nonperformance of this Agreement, or from the negligence of the Seller, its agents, or employees.

                                   ARTICLE XI
                                    RESERVED


                                   ARTICLE XII
                                     NOTICES

     12.1 Notices. Any official notice, request for approval or other document required to be given under this Agreement shall be in writing, unless otherwise provided herein, and shall be deemed to have been sufficiently given (i) on the date of delivery in person or transmitted by facsimile or other electronic media, (ii) one business day after delivery to an established mail service for overnight delivery, or (iii) two (2) business days after dispatch in the United States mail, postage prepaid, for mailing by certified mail, return receipt requested, and addressed as follows:

If the notice is to Seller:

Randy Beck
Vectren Fuels, Inc.
20 N.W. Fourth Street
Evansville, IN 47708

If the notice is to Buyer:

Vectren Energy Delivery of Indiana, Inc.
Attention:  Ron Jochum
20 N. W. Fourth Street
Evansville, IN   47741

With a copy to:
Ronald E. Christian
Executive Vice President, General Counsel and Secretary
Vectren Corporation
20 N.W. Fourth Street
Evansville, IN  47741

                                  ARTICLE XIII
                              GOVERNING LAW; FORUM

     13.1 Governing Law. This Agreement and any questions concerning its validity, construction or performance shall be governed by the laws of the State of Indiana without reference to any choice of law provisions. Any action which may be commenced based upon this Agreement, shall be brought only in the Vanderburgh Superior Court or Circuit Court, in Evansville, Vanderburgh County, Indiana.

                                   ARTICLE XIV
                           RELATIONSHIP OF THE PARTIES

     14.1 Relationship. The Seller, and any person or entity performing on its behalf, shall not be an employee of the Buyer, but shall operate as and have the status solely as that of a vendor. The Buyer shall not be required to withhold or pay FICA tax, unemployment, workers' compensation, or other insurance or tax on behalf of the Seller, its agents or employees. The Seller shall not at any time hold itself out as an employee of the Buyer. This Agreement does not create, nor shall it be deemed to create, as between Seller and Buyer any relationship other than that of vendor and purchaser.

                                   ARTICLE XV
                                   ASSIGNMENT

     15.1 Assignment. Either party may assign this Agreement and its rights hereunder to its parent company, or any affiliate or subsidiary of its parent company or of itself, and only to such a party, without the consent of the other party. Otherwise, this Agreement may not be assigned wholly or in part by either party without the written consent of the other party, which consent shall not be unreasonably withheld. No assignment shall release the assignor from its financial responsibility hereunder, unless expressly agreed to in writing by the other party. Subject to the foregoing limitations, all of the provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors, and assigns. Nothing stated herein shall be construed to limit Buyer's unilateral right to resell, transfer, pledge or assign the delivery right to any coal delivered under this Agreement after Buyer takes title thereto.

                                   ARTICLE XVI
                            BUYER'S INSPECTION RIGHTS

     16.1 Inspection. The Buyer and it duly authorized representatives shall have the right during regular business hours to make reasonable inspections of the Seller's records pertaining to this Agreement, which shall include Seller's records pertaining to the quantity and quality of the coal supplied hereunder, along with shipping records relating to said coal. Buyer and its duly authorized representatives shall also at all reasonable times have the right and privilege to inspect the Mine and its facilities. The Buyer shall provide the Seller with reasonable notice before exercising any of the foregoing inspection rights.

                                  ARTICLE XVII
                     COMPLETE AGREEMENT AND CONFIDENTIALITY

     17.1 Entire Agreement. This Agreement contains the entire agreement between the parties hereto, and no alteration or modification thereof shall be binding unless in writing and signed by Buyer and Seller. The titles of the Articles and Sections in this Agreement have been inserted as a matter of convenience for reference only and shall not control or affect the meaning or construction of the terms and provisions thereof.

     17.2 Confidentiality. Buyer and Seller agree to use reasonable efforts to maintain this Agreement (including attachments) as confidential and not to disclose, without the consent of the other party, the terms of this Agreement to any third parties (other than consultants, legal counsel, and accountants retained by a party) except in response to or to avoid the issuance of legal process; provided that the parties may, without the consent of the other party, disclose this Agreement, with the request that it be treated as confidential, in connection with securing or maintaining any permits or license, in connection with any financing of securities, complying with reporting or filing requirements with any local, state, or federal agencies, or responding to any inquiries or requests by any state, local, or federal agencies, Neither party shall incur any monetary damage or liability to the other party for failure of or breach of the provisions of this Section 17.2.


                                  ARTICLE XVIII
                                    HEADINGS

     18.1 Headings. The headings of the Articles and Sections of this Agreement are included only as reference and shall not limit or alter the meaning or any of the terms and conditions of this Agreement.



                                   ARTICLE XIX
                                  SEVERABILITY

     19.1 Severability. The provisions of this Agreement are severable, and the invalidity or unenforceability of any one or more provision shall not affect or limit the validity of the remaining provisions. Should any particular provision be held to be unreasonable or unenforceable for any reason, then such provision shall be given effect and enforced to whatever extent would be reasonable and enforceable under the applicable law.

                                   ARTICLE XX
                         DISPUTE RESOLUTION; TERMINATION

     20.1 Moratorium on Actions. Except as otherwise specifically provided in or permitted by this Agreement, all disputes, differences of opinion, or controversies arising in connection with this Agreement shall be resolved first, by the use in good faith for a period of ten (10) days, of mutual best efforts to arrive at an agreeable resolution.

     IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be signed in their respective corporate names by their respective proper corporate officer.


Vectren Fuels, Inc.

By: /s/ Randy L. Beck
    -----------------------------------------
    Randy L. Beck

Its: President
    -----------------------------------------
         (Printed Name and Title)


VECTREN ENERGY DELIVERY OF INDIANA, INC.

By:  /s/ Ronald G. Jochum
     ----------------------------------------
     Ronald G. Jochum

Its: Vice President, Power Supply for SIGECO
    -----------------------------------------
         (Printed Name and Title)



                                    EXHIBIT A


                           COAL QUALITY SPECIFICATIONS


         The following coal quality specifications must be met with respect to each shipment of coal prepared for daily shipment during the Term of this Agreement. All of the following specifications are on an "as received" basis.

                                               Specifications             Monthly                  Shipment
                                                                         Weighted                 Rejection
            COAL CHARACTERISTICS                                          Average                   Limits
---------------------------------------------- ------------------------- -------------------- --------------------
Calorific value, as received                   Min. 10,750 BTU/lb        11,400 BTU/lb          <10,750 BTU/lb
% Moisture, as received                        Max. 15.0%                15.0%                       >15.0%
% Ash, as received                             Max. 10.5%                10%                         >10.5%
SO2 (lb/mmBTU)                                 Max. 4.0 lb SO2/mmbtu     3.85 lb/mmbtu          >4.0 lb SO2/mmbtu
Ash Fusion, softening, H=W red                 Min. 2100 deg, F          2200 deg, F                <2100 deg, F
Hardgrove Grindability Index                   Min. 55                   55                           <55
Slagging Index                                 Max. 2.0                  1.0                          >2.0
Nominal Size                                   Max. 2" x 0"              2" x 0"                      >2" x 0"
Percent passing 1/4 inch screen                Max. 45%                  45%                          >45%
Mineral Analysis of Ash:
           Ferric Oxide, Fe203                 Max. 25%                  18%                         >25%
Coal Seam:                                                               #5
County coal mined in:                          Pike

The above coal quality specifications must be met with respect to each shipment of coal prepared for daily shipment against this Agreement with, such shipment not to exceed 1,500 tons.



                                    EXHIBIT B

Penalties:


                                                                           Penalty per Unit for Exceedance
                                                                           or any portion thereof (Penalty
      Monthly Weighted Average                Unit of Exceedance                      per MMBTU)
------------------------------------- ----------------------------------- -----------------------------------
             Moisture %                               1%                                 $.01
               Ash %                                  1%                                 $.01
            SO2 lb/MMBTU                            .1 lb                                $.01



Premiums:

                                                                              Premium per Unit for
                                                                            Overachievance or any portion
      Monthly Weighted Average             Unit of Overachievance           thereof (Premium per MMBTU)
------------------------------------- ----------------------------------- -----------------------------------
             Moisture %                               1%                                $.005
               Ash %                                  1%                                $.005
            SO2 lb/MMBTU                            .1 lb                               $.005


                   EXAMPLE OF HOW PENALTIES WILL BE CALCULATED


                                                 1 - Moisture            2 - Ash               3 - SO2
----------------------- --------------------- -------------------- --------------------- --------------------
 Hypothetical Monthly
   Weighted Average              A                   15.4%                10.2%                 4.05#
       Monthly
 Weighted Average Per            B                   15.0%                 10%                  3.85#
      Exhibit A
      Exceedance               A - B                  .4%                  .2%                   .2#
# of Exceedance Units
  or Portion Thereof             C                    .4                    .2                    2
     Penalty Per
   Exceedance Units              D                    .01                  .01                   .01
  Penalty Per MMBTU
                               C x D                 .004                  .002                  .02
   Penalty on 3,000
 tons (assumes 11,400                               $273.60              $136.80              $1368.00
     BTUs per lb)







               EXAMPLE OF WHEN & HOW PREMIUMS WILL BE CALCULATED

                                                 1 - Moisture            2 - Ash               3 - SO2

----------------------- --------------------- -------------------- --------------------- --------------------
 Hypothetical Monthly
   Weighted Average              A                   14.6%                 9.8%                 3.65#
   Monthly Weighted
Average Per Exhibit A            B                   15.0%                10.0%                 3.85#
    Overachievance             B - A                  .4%                  .2%                   .2#
 # of Overachievance
   Units or Portion              C                    .4                    .2                    2
       Thereof
     Premium Per
 Overachievance Units            D                   .005                  .005                 .005
  Premium Per MMBTU
                               C x D                 .002                  .001                  .01
Premium on 3,000 tons
 (assumes 11,400 BTUs                               $136.80               $68.40               $684.00
       per lb)

